Exhibit 10.2

FIRST AMENDMENT TO THE

X-RITE, INCORPORATED

2011 OMNIBUS LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE X-RITE, INCORPORATED 2011 OMNIBUS LONG TERM INCENTIVE PLAN (the “Plan”) has been adopted by the Board of Directors of X-Rite, Incorporated (the “Company”) as of November 8, 2011, as follows:

BACKGROUND

1.

The Board of Directors of the Company established the Plan, effective as of March 2, 2011, to provide certain employees, directors and other service providers of the Company and its subsidiaries with the opportunity to acquire or be granted shares of the common stock of the Company or receive monetary payments based on the long term economic performance of the Company.

2.	Under Section 22, the Board of Directors retains the discretion to amend the Plan from time to time.

3.	The subject of this Amendment is within the Board of Directors’ authority under the Plan.

4.	The Board of Directors has elected to amend the Plan to provide for the immediate vesting of certain equity-based awards granted under the Plan upon a Change in Control.

AGREEMENT

1.	The first sentence of Section 15(a) is hereby deleted in its entirety and replaced with the following in lieu thereof:

“Notwithstanding any contrary language contained herein or in an Agreement or otherwise, upon the occurrence of a Change in Control (as defined below), outstanding equity-based Awards shall become immediately vested and exercisable in full. The full accelerated vesting with respect to outstanding equity-based Performance-Based Awards or other outstanding equity-based Awards that would otherwise vest, in whole or in part, upon any criteria other than solely by the continued employment of the Participant shall be calculated as if the target level of performance had been achieved.”

2.	Except as set forth above, the Plan and its terms are hereby ratified and shall continue in full force and effect.